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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    Under The Securities Exchange Act of 1934

                               (AMENDMENT NO. 1 )*

                                   Amtech Systems Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    032332504
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 31, 2006
 -------------------------------------------------------------------------------
             (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            \x\     Rule 13d-1(b)

            \x\     Rule 13d-1(c)

            \ \     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 8 Pages

CUSIP No. 032332504                         13G               Page 2  of 8 Pages
------------






--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                          Kern Capital Management, LLC

                          13-3958232
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)     / /

                                                            (b)     / /

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                    Delaware
--------------------------------------------------------------------------------



                              5        SOLE VOTING POWER

                                        136,900
       NUMBER OF              --------------------------------------------------
  SHARES BENEFICIALLY         6        SHARED VOTING POWER
       OWNED BY
         EACH                               -
       REPORTING              --------------------------------------------------
      PERSON WITH             7        SOLE DISPOSITIVE POWER

                                        136,900
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                            -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        136,900
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                            -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            3.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                            IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 032332504                  13G                      Page 3  of 8 Pages
   -------------






--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                                Robert E Kern Jr.


--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (c)  / /

                                                                      (d)  / /

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


                          U.S.A.
--------------------------------------------------------------------------------

                         5        SOLE VOTING POWER

 NUMBER OF                                     -
 SHARES BENEFICIALLY     -------------------------------------------------------
 OWNED BY                6        SHARED VOTING POWER
 EACH
 REPORTING                        136,900 - (See Schedule Item 4
 PERSON WITH                                 incorporated by reference)
                         -------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER

                                               -
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER

                                   136,900 - (See Schedule Item 4
                                              incorporated by reference)

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   136,900 - (See Schedule Item 4
                                              incorporated by reference)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            3.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 032332504                              13G          Page 4 of 8  Pages
         -------------






--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                                  David G. Kern


--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (e)   / /

                                                                 (f)   / /

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


                          U.S.A.
--------------------------------------------------------------------------------

                         5        SOLE VOTING POWER

 NUMBER OF                                     -
 SHARES BENEFICIALLY     -------------------------------------------------------
 OWNED BY                6        SHARED VOTING POWER
 EACH
 REPORTING                        136,900 - (See Schedule Item 4
 PERSON WITH                                 incorporated by reference)
                         -------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER

                                               -
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER

                                   136,900 - (See Schedule Item 4
                                             incorporated by reference)

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   136,900 - (See Schedule Item 4
                                             incorporated by reference)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                             -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            3.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                            IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 032332504                              13G          Page 5 of 8  Pages
         -------------






--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON
                                  Redpoint Partners LP


--------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (g)   / /

                                                                 (h)   / /

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


                         Delaware
--------------------------------------------------------------------------------

                         5        SOLE VOTING POWER

 NUMBER OF                                     -
 SHARES BENEFICIALLY     -------------------------------------------------------
 OWNED BY                6        SHARED VOTING POWER
 EACH
 REPORTING                        136,900 - (See Schedule Item 4
 PERSON WITH                                 incorporated by reference)
                         -------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER

                                        -
                         -------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER

                                   136,900 - (See Schedule Item 4
                                             incorporated by reference)

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   136,900 - (See Schedule Item 4
                                             incorporated by reference)
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                        -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     3.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 032332504                       SCHEDULE 13G       Page  6 of  8 Pages



ITEM  1 (a).   NAME OF ISSUER:
               Amtech Systems Inc.

ITEM  1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               131 South Clark Drive
               Tempe, AZ 85281

ITEM  2 (c).   NAME OF PERSON FILING:
               Kern Capital Management, LLC ("KCM"), Redpoint Partners, LP
               ("Redpoint"), Robert E. Kern Jr.(R. Kern) and David G. Kern
               (D. Kern).R. Kern, D. Kern are Principals and controlling members of KCM.R. Kern and D. Kern are the Managing Members of Innovation
               Partners,LLC ("Innovation"), the General Partner of Redpoint.

               At present, KCM has been retained as the investment adviser to Redpoint with investment and voting discretion over the securities held by Redpoint.

ITEM  2 (b).   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               The address of the principal business office of each reporting person is: 114 West 47th Street, Suite 1926, New York, NY 10036.


ITEM  2 (c).   CITIZENSHIP:
               Reference is made to Item 4 of each of the cover page of this Schedule, which Items are incorporated by reference herein.

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2 (e).    CUSIP NUMBER:
               032332504

ITEM 3 (e)     THE PERSONS FILING THIS SCHEDULE, PURSUANT TO
               PARAGRAPH 240.13d-1(b)  ARE A:
               (X) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

ITEM 4.        OWNERSHIP:
               Reference is made to Items 5-9 and 11 of cover pages which Items are incorporated by reference herein.

               R. Kern and D. Kern as controlling members of KCM may be deemed the beneficial owner of the securities of the company owned by KCM as of October 31, 2006 in that they might be deemed to share the power to direct the voting or disposition of the securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that either R. Kern or D. Kern is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and such beneficial ownership is expressly denied.

               R. Kern and D. Kern are the Managing Members of Innovation, which serves as the General Partner of Redpoint, and maybe deemed the beneficial owner the securities of the company owned by Redpoint as of October 31 2006. Neither the filing of this Schedule or any of its contents shall be deemed to constitute an admission that either R. Kern or D.Kern is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and such beneficial ownership is expressly denied.

CUSIP NO. 032332504                    SCHEDULE 13G          Page  7 of  8 Pages




ITEM 5.        OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS:
               If this statement is being filed to report the fact that as of the date here of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               The shares reported are held in institutional accounts for the economic benefit of the beneficiaries of those accounts.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               Not applicable.

ITEM 10.       CERTIFICATION:
               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

               SIGNATURE:
               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                         Kern Capital Management LLC

November 6, 2006                             /s/ John J. Crimmins
---------------------------        By:   --------------------------------------
         DATED                           John J. Crimmins
                                         Senior Vice President
                                         Chief Financial & Operations Officer


                                         Redpoint Partners LP

                                         /s/ Robert E. Kern Jr.
                                   By:   --------------------------------------
                                         Robert E. Kern Jr.,
                                         Managing Member-Innovation Partners LLC

                                         /s/ Robert E. Kern Jr.
                                   By:   --------------------------------------
                                         Robert E. Kern Jr.

                                         /s/ David G. Kern
                                   By:   --------------------------------------
                                         David G. Kern

CUSIP NO. 032332504            SCHEDULE 13G                Page  8  of  8  Pages





                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G



This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities and Exchange Act of 1934, as amended (the "Act"), by and among the parties listed below, each referred to herein as "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under rule 13d-1.


                                         Kern Capital Management LLC

November 6, 2006                             /s/ John J. Crimmins
---------------------------        By:   --------------------------------------
         DATED                           John J. Crimmins
                                         Senior Vice President
                                         Chief Financial & Operations Officer


                                         Redpoint Partners LP

                                         /s/ Robert E. Kern Jr.
                                   By:   --------------------------------------
                                         Robert E. Kern Jr.
                                         Managing Member-Innovation Partners LLC

                                         /s/ Robert E. Kern Jr.
                                   By:   --------------------------------------
                                         Robert E. Kern Jr.

                                         /s/ David G. Kern
                                   By:   --------------------------------------
                                         David G. Kern